Exhibit 10.1

GENERAL RELEASE AND WAIVER AGREEMENT

1.
PARTIES: The Parties to this General Release and Waiver Agreement (“Agreement’) are Winston F. “Rick” Bott, an adult individual, his personal representatives, heirs or assigns (collectively “Bott”) and Continental Resources, Inc., its predecessors, successors, parents, subsidiaries, directors, officers, employees, shareholders, representatives, agents or insurers, both current and former (collectively “CLR,” “Employer” or “Company”).

2.DEFINITION OF CLAIMS:

a.
“CLAIMS” as used throughout this Agreement means all matters and claims contained in this paragraph 2(a), including any and all matters relating to Bott’s employment relationship with Employer, the termination of employment relationship with Employer, this Agreement, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Bott’s employment with and/or termination from Employer, including, but not limited to, any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1966, 42 U.S.C. §§ 1981, 1983 and 1985, which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq., which protects certain employee benefits; 85 Okla. Stat. § 5, et seq., which prohibits retaliation based upon exercise of rights under Oklahoma’s Workers’ Compensation Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 42 U.S.C. § 201, et seq., including the Wage and Hour Laws, any and all claims relating to the payment of any compensation and/or wages; any and all claims related in any way to any and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release of any and all claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, and all other common law contract and tort claims, as well as any amounts or rights under the 2005 Long-Term Incentive Plan and 2013 Long-Term Incentive Plan and non-vested ownership in CLR, contractual or otherwise, including, but not limited to, claims to non-vested stock or stock options.

b.
Nothing in this Agreement is intended to or shall interfere with Bott’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing any laws, nor shall this Agreement prohibit Bott from cooperating with any such agency in its investigation.

c.	Bott hereby waives any right to recover monetary damages or other individual relief in connection with any such proceeding or investigations.

3.KNOWLEDGE AND CONSENT OF THE PARTIES: The undersigned Parties enter into this Agreement with a full knowledge and understanding of the obligations set forth herein. Each Party has had an opportunity to consult with their respective attorneys and has chosen to be bound presently and in the future by the releases and attendant affirmative obligations assumed herein.

4.TERMINATION DATE: CLR acknowledges receipt of Bott’s resignation letter, and the effective date of termination from CLR is September 12, 2014 (the “Termination Date”). As of the Termination Date, all salary payments from CLR will cease and any benefits currently due to Bott under CLR-provided benefit plans, programs, or practices will terminate, except as required by federal or state law, or as otherwise described in this Agreement.

5.POST-TERMINATION OBLIGATIONS: In consideration of the severance pay described in paragraph 13 below, which Bott acknowledges he would not otherwise be entitled to receive, Bott acknowledges and reaffirms Bott’s obligation to keep confidential all non-public information, confidential information and trade secrets of CLR and acknowledges all policies, guidelines, codes and rules of CLR are incorporated herein by reference and remain in full force and effect.

6.COOPERATION AND ASSISTANCE: After Bott‘s termination from employment with the Employer, he agrees to cooperate with and assist the Employer and its representatives and attorneys as requested with respect to any litigation, arbitrations or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which he was involved during his employment with the Employer or with respect to which he has relevant information. The Employer will reimburse Bott for his reasonable travel and lodging expenses in connection with this obligation.

7.RETURN OF CLR PROPERTY: Bott represents and confirms on the Termination Date he has returned to CLR all CLR property and equipment in Bott’s possession or control, including, but not limited to, keys, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, and pagers), data, identification badges, vehicles, customer information, customer lists, employee lists, CLR files, notes, papers, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, and any other material of any kind which contain or embody any proprietary or confidential material of CLR (including all reproductions). Bott further represents and warrants that no CLR property or equipment (as described above) under his control, is located, contained or resides outside of CLR, including on or in any personal or cloud-based devices or property owned or controlled by Bott.

8.CONSTRUCTION OF THIS AGREEMENT: All Parties specifically charge and require any court, agency, or trier of fact engaged in a review or interpretation of this Agreement to give effect to its whole and/or specific parts, so as to enforce this Agreement and its obligations, regardless of any local rule of construction. In furtherance of this, all Parties specifically charge the trier of fact to give effect to the intent of the Parties, even if in so doing, reformation of specific provisions of the Agreement is required, consistent with the terms of the Agreement. So, too, if any part of this Agreement is declared invalid, the Parties charge the remainder shall be enforced except if the Release is declared invalid, the Agreement shall be void and all consideration paid shall be returned by Bott. This Agreement is to be interpreted in accordance with the laws of the State of Oklahoma and any action shall be brought in state or federal court located in Oklahoma City, Oklahoma.

9.RELEASE: Except for and subject to the obligations, terms and conditions set forth in this Agreement, each Party generally and completely releases, acquits and discharges the other Party from any and all CLAIMS.

10.WAIVER OF RE-EMPLOYMENT OR APPLICATION: Bott hereby acknowledges and agrees Bott is not entitled to re-employment or reinstatement to employment with Employer or any related entity by virtue of this or any other Agreement. Bott will not knowingly apply, accept, or otherwise seek employment with Employer, and Employer is not obligated to rehire or reemploy him at any time in the future.

11.CONFIDENTIALITY; NONDISPARAGEMENT: Bott acknowledges and affirms his confidentiality obligations to comply with and abide by all Employer policies, codes and rules, including, but not limited to, the Employer’s Code of Business Conduct and Ethics, Confidential and Proprietary Information Policy, Business Ethics and Conflicts of Interest Policy, and as set forth in the letter dated September 11, 2014, signed by Bott. The Parties agree Bott may discuss the terms of this Agreement with Bott’s attorney and accountant, as necessary. Further, each Party agrees they will not disparage the other Party (including Employer’s past and present officers, directors and employees) or make any comments with the intent to damage, disparage, or induce others to disparage the other Party (including Employers’ past and present officers, directors and employees). In the event Bott violates this confidentiality and nondisparagement provision, Bott shall return to CLR all consideration received under this Agreement. Bott understands and agrees CLR may disclose this Agreement or the terms and conditions of this Agreement to the extent required by law, including federal and state securities laws.

12.OBLIGATION OF THE PARTIES AND RIGHT TO SPECIFIC ENFORCEMENT: Because of the unique nature of the obligations set forth herein, the Parties warrant and specifically charge any court and/or reviewing body that the Agreement and obligations set forth herein are specifically enforced. Reasonable attorneys’ fees and costs shall be assessed against the losing Party and in favor of the prevailing Party in any action alleging breach of any obligation set forth herein or otherwise arising out of this Agreement.

13.CONSIDERATION/SEVERANCE PAY: In exchange for a signed copy of this Agreement, CLR will:

A.	Pay Bott severance pay in the amount of Five Hundred Eighty-one Thousand and No/100ths Dollars ($581,000.00), less normal withholding and other required deductions.

B.	Accelerate vesting of that portion of Bott’s restricted stock award which was scheduled to vest on November 15, 2014, pending approval by the Compensation Committee and Board of Directors.

C.
Pay Bott an annual cash bonus in 2015 for services rendered in 2014, based on the criteria previously approved by the Board of Directors and in accordance with the Company metrics at the level awarded to the Company as a whole, as determined by the Board of Directors in its sole discretion.

D.	Pay any unused sick pay.

14.	REPRESENTATIONS: Bott acknowledges he was advised to seek the advice and counsel of an attorney.

15.TAX OBLIGATIONS: The Employer has neither offered nor provided any advice to Bott regarding any tax issues. Bott is wholly liable and responsible for any tax ramifications resulting from this Agreement.

16.ENTIRE AGREEMENT; MODIFICATION BY WRITING ONLY: There are no agreements other than those expressly stated herein to induce any Party to execute this Agreement. This Agreement incorporates, embodies, expresses, and supersedes all agreements and understandings between or among its signatories, and this Agreement may not be altered or modified except in writing duly executed by each of its signatories.

17.SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.EXPIRATION DATE: The terms offered by this Agreement, if not accepted by Bott, as evidenced by receipt by CLR of Bott’s original signature and notarization of Bott’s signature below, will expire on September 11, 2014.

19.NO ADMISSIONS: This Agreement is not an admission of any facts or liability by Employer.

/s/ Rick Bott
Winston F. "Rick" Bott
Dated:	September 11, 2014

WITNESS:

/s/ Heather Scott

CONTINENTAL RESOURCES, INC.

/s/ Eric S. Eissenstat
Name:	Eric S. Eissenstat
Title:	Sr. Vice President, General Counsel, Chief Risk Officer and Secretary
Dated:	September 11, 2014